Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this amended Registration Statement on Form S-8, Registration No. 333-162426, of Macrosolve, Inc. of our report dated March 30, 2010, relating to our audit of the financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of Macrosolve, Inc. for the year ended December 31, 2009.  Our report dated March 30, 2010, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Hood Sutton Robinson & Freeman CPAs, P.C.

Certified Public Accountants

March 30, 2010